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                                  EXHIBIT 10.13

                              TERMINATION AGREEMENT

         This Termination Agreement (this "AGREEMENT"), dated as of March 18, 2002, is entered into by and between MASSACHUSETTS INSTITUTE OF TECHNOLOGY, a Massachusetts charitable corporation with a mailing address of 238 Main Street, Suite 200, Cambridge, MA 02142 ("MIT"), and AKAMAI TECHNOLOGIES, INC., a Delaware corporation with a mailing address of 500 Technology Square, Cambridge, Massachusetts 02139 ("AKAMAI").

         WHEREAS, Technology Square LLC, predecessor-in-interest to MIT, as landlord, and Akamai, as tenant, executed that certain lease dated September 22, 1999, as amended (the "BUILDING 500 LEASE") for premises consisting of approximately 121,542 rentable square feet (the "BUILDING 500 PREMISES") of the building located at 500 Technology Square, Cambridge, Massachusetts;

         WHEREAS, pursuant to Section 1 of the Rider to the Building 500 Lease, Akamai delivered to MIT a letter of credit issued by Chase Manhattan Bank in the amount of $114,800.00 securing Akamai's obligations under the Building 500 Lease (the "BUILDING 500 LC");

         WHEREAS, Technology Square LLC, predecessor-in-interest to MIT, as landlord, and Akamai, as tenant, executed that certain lease dated November 28, 2000 and signed December 5, 2000 (the "BUILDING 600 LEASE"; and together with the Building 500 Lease, the "LEASES") for premises consisting of approximately 113,646 rentable square feet (the "BUILDING 600 PREMISES"; and together with the Building 500 Premises, the "PREMISES") of the building located at 600 Technology Square, Cambridge, Massachusetts;

         WHEREAS, pursuant to Section 1 of the Rider to Lease, Akamai delivered to MIT a letter of credit issued by UBS Paine Webber Inc. (the "ISSUER") in the amount of $10,228,140.00 securing Akamai's obligations under the Lease (the "BUILDING 600 LC");

         WHEREAS, to the knowledge of the Real Estate Department at MIT, MIT has not received notice from the Issuer that the Building 600 LC has expired or has been terminated;

         WHEREAS, MIT and Akamai desire to terminate the Leases prior to the end of the terms thereof, but only upon compliance with the terms and conditions contained herein.

         NOW, THEREFORE, in order to settle and dispose of, fully and completely, any and all claims, demands and cause or causes of action now existing or hereafter arising out of, in connection with, or incidental to the termination of the Leases or the Premises, and in consideration for the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, MIT and Akamai agree, effective as of the date hereof, as follows:

         1. Recitals. The foregoing recitals are hereby incorporated herein by reference and acknowledged as true and correct by the parties hereto.
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         2.       Termination. (a) Provided that Akamai has complied with its obligations contained in Section 3 below, effective as of November 30, 2002 (the "BUILDING 500 TERMINATION DATE"), time being of the essence, the Building 500 Lease shall terminate. Except to the extent inconsistent with the terms hereof, including, but not limited to, the posting of security for Akamai's obligations thereunder, from and after the date hereof and until the Surrender Date (hereinafter defined), Akamai shall observe and perform each of the covenants and provisions of the Building 500 Lease to be performed by Akamai, including without limitation the payment of Yearly Rent and additional rent.

                  (b) Provided that Akamai complies with the requirements of
                  Section 3 below, effective as of the date hereof, the Building 600 Lease is hereby terminated.

         3. Termination Payment. (a) In consideration for the termination of the Building 500 Lease, Akamai shall pay to MIT the amount of $1,800,000.00 (the "BUILDING 500 TERMINATION PAYMENT"). The Building 500 Termination Payment shall be paid as follows: MIT shall apply $1,800,000 of the $2,000,000 cash security deposit held by MIT under the Building 500 Lease. The balance of the cash security deposit ($200,000) shall be applied to the Building 600 Termination Payment. Within one (1) business day after the date hereof, MIT shall return the original Building 500 LC to Akamai.

                  (b) In consideration for the termination of the Building 600 Lease, Akamai shall pay to MIT the amount of $13,200,000 (the "Building 600 Termination Payment"). The Building 600 Termination Payment shall be paid as follows: (i) MIT shall draw down the entire Building 600 LC ($10,228,140); (ii) MIT will apply the balance of the proceeds from the cash security deposit for the Building 500 Lease ($200,000) following payment of the Building 500 Termination Payment; and (iii) Akamai shall pay the balance of the Building 600 Termination Payment to MIT (net of any pro rata rent credit for March Rent or additional rent actually paid by Akamai pursuant to the Building 600 Lease) via wire transfer (which wire transfer Akamai shall initiate on or before 5:00 p.m. on the date first written above, time being of the essence, in accordance with the wiring instructions attached hereto as Exhibit A and incorporated herein (the "WIRING INSTRUCTIONS").

         4. Vacation of Premises. (a) Subject to delays due to governmental regulation, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Akamai's control which adversely affect Akamai's ability either vacate or occupy new premises, Akamai shall fully vacate the Building 500 Premises on or before NOVEMBER 30, 2002 (such date, as it may be extended due to such events and/or causes, is hereinafter referred to as the "SCHEDULED SURRENDER DATE"; the date on which Akamai actually vacates the Building 500 Premises is hereinafter referred to as the "SURRENDER DATE"). Notwithstanding any contrary term herein, Akamai shall have no further rights with respect to the use of the Building 500 Premises from and after the Building 500 Termination Date. Akamai shall surrender and relinquish all rights with respect to all parking spaces appurtenant to the Building 500 Premises (including without limitation the parking passes associated therewith)and shall surrender the Building 500 Premises (a) free of all occupants; (b) in broom clean condition; and (c) ree of all movable personalty and equipment; and (d) otherwise in its current "AS IS condition." Akamai reserves the right to remove its generator, NOC, antenna, and UPS.


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                  Akamai shall use good faith commercially reasonable efforts to identify and procure new premises and to avoid any delays which would cause Akamai to holdover after the Building 500 Termination Date.

                  (b) Akamai shall immediately vacate the Building 600 Premises in its current "as is" condition, and surrender and relinquish all rights with respect to all parking spaces appurtenant thereto (including without limitation the parking passes associated therewith).

         5. Holdover. In the event Akamai fails to comply with the terms of this Agreement (other than the failure to vacate the Building 500 Premises in accordance with the provisions of
                  Section 4(a) above) or repossesses (or attempts to repossess) the Building 600 Premises at any time after the date hereof or the Building 500 Premises at any time after the Surrender Date, MIT shall have the right to retain any and all payments made by Akamai pursuant to this Agreement and also shall have any and all other rights and remedies available to MIT under the Leases to recover the Premises, at law and in equity, except to the extent inconsistent with the terms of this Agreement. In addition, Akamai and anyone claiming under Akamai remaining in possession of the Building 600 Premises or any part thereof after the date hereof, or of the Building 500 Premises or any part thereof after the Building 500 Termination Date shall be deemed a tenant-at-sufferance only, at the daily rate of 150% of the Rent and additional rent due under the respective Leases immediately prior to the respective termination dates (the "FINAL RENT RATE") during the first month, 200% of the Final Rent Rate during the second month and 250% of the Final Rent Rate thereafter; provided that, notwithstanding any of the foregoing to the contrary, but subject to the following sentence, Akamai shall remain liable for all damages, including without limitation all direct damages, incurred by MIT as a result of such holdover. Notwithstanding the foregoing, Akamai shall not be liable for consequential damages incurred by MIT based upon any holdover by Akamai after the Scheduled Surrender Date unless such holdover continues for ninety (90) or more says after the Scheduled Surrender Date. Nothing in this Section shall be construed to permit such holding over.

         6. Indemnification. Notwithstanding any other provision of this Agreement (including, without limitation, any releases or waivers) or the Leases to the contrary, Akamai agrees to indemnify, defend and hold MIT harmless from and against any and all actions, costs, claims, damages, expenses (including without limitation attorneys', consultants' and experts' fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures, or other civil, administrative or criminal penalties, injunctive or other relief, liabilities or losses which MIT may incur with respect to (i) the payment of any outstanding charges due from Akamai in connection with utilities and other services rendered to the Building 500 Premises (or relating thereto) prior to the Surrender Date if Akamai has failed to pay same;and (ii) subject to Section 5 above, the breach or default in the performance of any obligation on Akamai's part to be performed under the terms of this Agreement.

         7. Releases. Except as to such rights or claims as may be created or otherwise preserved by this Agreement, and except for indemnifications by Akamai set forth in Sections 15.3(a),

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                  15.3(b) and 15.3(c) of the Building 500 Lease (excluding
                  however any indemnity referenced therein for "Tenant's breach of the Lease") and in Sections 15.3(a), 15.3(b) and 15.3(c) of the Building 600 Lease (excluding however any indemnity referenced therein for "Tenant's breach of the Lease"), which indemnifications are for acts or omissions occurring prior to the effective termination of the Building 600 Lease or prior to the Surrender Date, as the case may be, which indemnifications Akamai acknowledges shall survive the termination of the Leases, for and in consideration of the agreement described herein, MIT and Akamai each hereby releases, remises and forever discharges the other and its respective officers, directors, employees, agents, parents, subsidiaries and affiliates from all debts, demands, actions, causes of action, suits, accounts, covenants, controversies, agreements, promises, judgments, demands, contracts, agreements, damages, claims and liabilities whatsoever, in law or equity, in arbitration or otherwise, whether known or unknown, suspected or unsuspected, related to, arising out of, connected with or incidental to (a) the Building 600 Lease or the Building 600 Premises and (b) the Building 500 Lease or the Building 500 Premises. Nothing contained in this Section 7 shall prevent MIT or Akamai from enforcing the terms of this Agreement.

         8. Representations and Warranties. Akamai represents, warrants and agrees that its current assets exceed its current liabilities.

         9. Grant of License. Subject to MIT's rights and obligations with respect thereto, upon at least thirty (30) days' prior written notice, Akamai shall have the right to use, at no additional cost, the eighth (8th) and ninth (9th) floors of Building 500 (the "TRANSITION SPACE") for general business office use, storage and staging in connection with Akamai's move out of the Building 500 Premises and no other use whatsoever and the furniture currently located therein for up to sixty (60) days commencing on the date specified in such notice to Landlord. With MIT's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Akamai may use the Transition Space for more than sixty (60) days in connection with Akamai's move out of the Building 500 Premises. Notwithstanding anything to the contrary set forth herein, in no event shall Akamai have the right to use the Transition Space after November 30, 2002. Akamai's right to use the Transition Space is not to be construed as in any way granting to Akamai any interest in the Transition Space. Upon Akamai's written request at any time after April 1, 2002, MIT will inform Akamai whether the Transition Space will be available for Akamai's use pursuant to the terms of this
                  Section 9.

         10. Notices. Any notice, request or demand ("NOTICE") permitted or required to be given by the terms and provisions of this Agreement, or by any law or governmental regulation, either by MIT or Akamai, shall be in writing and delivered by hand (with evidence of receipt) or by nationally recognized overnight courier (with evidence of receipt), addressed to the other party at the address of the other party first set forth above. A copy of all Notices sent to MIT shall be sent Daniel D. Sullivan, Esquire, Brown Rudnick Berlack Israels LLP, One Financial Center, Boston, MA 02111. Either party hereto may designate a different address for Notices to such party by serving Notice of such change in accordance with this section.

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         11.      Miscellaneous. This Agreement shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of MIT and Akamai hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to the laws governing conflicts of laws. If any term of this Agreement or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this Agreement, the application or such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. This Agreement is binding upon and shall inure to the benefit of MIT and Akamai, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors-in-interest and shareholders. Each party has cooperated in the drafting and preparation of this Agreement and, therefore, in any construction to be made of this Agreement, the same shall not be construed against either party. Any litigation relating to this Agreement shall be brought in the state or federal courts in the Commonwealth of Massachusetts and each party consents to personal jurisdiction in such courts. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys' fees and costs. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and may not be amended, waived, discharged or terminated except by a written instrument signed by all the parties hereto. This Agreement may be executed in as many counterparts as may be required, and it shall not be necessary that the signature of each party, or that the signatures of all persons required to bind any party, appear on each counterpart. It shall be sufficient that the signature of each party, or that the signatures of the persons required to bind any party, appear on one or more of such counterparts. All counterparts shall collectively constitute a single agreement.


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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their respective duly authorized officers as of the date first set forth above.

         MIT:                          MASSACHUSETTS INSTITUTE OF TECHNOLOGY


                                       /s/ Massachusetts Institute of Technology



         Akamai:                       AKAMAI TECHNOLOGIES, INC.


                                       /s/ Akamai Technologies, Inc.


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